Nelnet Mourns the Death of Board Vice Chairman Stephen Butterfield

LINCOLN, Neb., April 17, 2018 - Nelnet (NYSE: NNI) is mourning the death of co-founder and Board Vice Chairman Stephen F. Butterfield, who passed away on April 16, 2018, following heart complications. Butterfield also served as co-chief executive officer from 1996 to 2007.

“Our company is heavy hearted today as we reflect on Steve’s compassionate inspiration that became the soul of Nelnet,” said Chief Executive Officer Jeff Noordhoek. “His laugh, smile, and personality will forever be imprinted on our company, and our love goes out to his family during this difficult time.”

Butterfield’s experience included more than 35 years in the areas of student loans, capital markets, and municipal finance, with deep competency in organizational dynamics. Butterfield was instrumental in the formation of the Nelnet Foundation and Nelnet Scholars program.

“Steve had an amazing memory for faces and names. He coached up everyone around him and helped them reach further than they thought possible,” said Executive Chairman Mike Dunlap. “The Nelnet family lost a great one, but his legacy will live on through his positive approach toward the world.”

About Nelnet
Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Through its subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate developments and new ventures. For more information, visit Nelnet.com.

Media Contact: Ben Kiser, 402.458.3024; OR Investor Contact: Phil Morgan, 402.458.3038

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